Exhibit 99.2

Court Confirms Chaparral Energy’s Reorganization Plan, Company Eliminates $1.2 Billion of Outstanding Debt; Expects to Emerge from Chapter 11 by the End of March

Oklahoma City, March 13, 2017 — Chaparral Energy, Inc.’s plan of reorganization was confirmed by the U.S. Bankruptcy Court of Delaware Thursday, March 9. The plan received overwhelming support from the company’s bondholders and lenders. As a result, Chaparral expects to emerge from Chapter 11 by the end of this month.

Under the confirmed plan, Chaparral’s unsecured bondholders and general unsecured creditors will own 100 percent of the company’s ownership interest, subject to some dilution. The company’s capital structure, upon emergence, will include its cash on hand and a reserve based lending facility with an initial borrowing base of $225 million, as well as an additional $150 million term loan. Both the revolver and term loan will mature in four years. In addition, the plan includes $50 million of new money equity from a rights offering. The company expects to have liquidity in excess of $100 million upon emergence.

“We are tremendously pleased to announce the confirmation of our plan by the court today,” said Chief Executive Officer K. Earl Reynolds. “Thanks to the hard work of everyone involved with this process, Chaparral will emerge from Chapter 11 within the next few weeks as one of the most financially stable oil and gas companies of its size in the industry. This security, coupled with our outstanding STACK assets, will be the driving force behind Chaparral’s success for decades to come.”

The company, upon emergence, will also be governed by a new seven-member, independent board of directors. The company’s new board will include, in addition to Reynolds, Douglas Brooks, Matt Cabell, Robert Heinemann, Sam Langford, Ken Moore and Gysle Shellum.

“We are very excited to welcome an extremely talented and seasoned board of directors to Chaparral,” said Reynolds. “These gentlemen have decades of oil and gas experience and have held numerous executive and board positions throughout their well-respected careers. Their combined wealth of industry and leadership experience will be invaluable to Chaparral as we embark on the next successful chapter in our company’s history.”

About Chaparral

Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a leading Mid-Continent operator with focused operations in Oklahoma’s fast-growing STACK Play. The company is also the third-largest oil producer in Oklahoma with more than 425,000 net surface acres and potential production reserves of more than 1 billion barrels of oil equivalent. For more information, please visit chaparralenergy.com.

Court filings and additional restructuring information are available on the company’s website at chaparralenergy.com/restructuring. Chaparral has set up a toll-free hotline to answer employee, vendor and royalty owner questions. The hotline is available Monday through Friday, 8:30 a.m. to 5:30 p.m. Pacific Time at 888-830-4659 (internationally at 310-751-2644).

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon the company’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, which address activities that the company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the ability to confirm and consummate a plan of reorganization in accordance with the terms of the plan; risks attendant to the bankruptcy process, including the effects thereof on the company's business and on the interests of various constituents, the length of time that the company might be required to operate in bankruptcy and the continued availability of operating capital during the pendency of such proceedings; risks associated with third party motions during the bankruptcy process, which may interfere with the ability to confirm and consummate a plan of reorganization in accordance with the terms of the Plan; potential adverse effects on the company's liquidity or results of operations; increased costs to execute the reorganization in accordance with the terms of a plan of reorganization; effects on the market price of the company's common stock and on the company's ability to access the capital markets; and other risk factors and known trends and uncertainties as described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the Securities and Exchange Commission. For a more detailed discussion of risk factors, please see Part I, Item 1A, "risk factors" of the company's most recent annual report on Form 10-K and Part II, Item 1A of the company's quarterly reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016, respectively. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the company's actual results and plans could differ materially from those expressed in the forward-looking statements. The company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact	Media Contact
Joe Evans	Brandi Wessel
Chief Financial Officer	Manager – Corporate Communications
405-426-4590	405-426-6657
joe.evans@chaparralenergy.com	brandi.wessel@chaparralenergy.com